Exhibit 10.5
IRVINE SENSORS CORPORATION
SENIOR MANAGEMENT PERFORMANCE BONUS PLAN
SECTION 1
ESTABLISHMENT AND PURPOSE
1.1 Purpose. Pursuant to the authority granted under Section 6(d) of the Irvine Sensors Corporation 2011 Omnibus Incentive Plan (the “Omnibus Plan”), the Compensation Committee of Irvine Sensors Corporation (the “Company”) has adopted this Senior Management Performance Bonus Plan (the “Plan”) effective as of March 9, 2011. The Plan is intended to increase stockholder value and the success of the Company by motivating senior management (a) to perform to the best of their abilities, (b) to achieve the Company’s objectives and (c) to refrain from voluntarily terminating their employment. The Plan’s goals are to be achieved by providing such senior management with incentive awards based on the achievement of goals relating to the performance of the Company and its individual business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Omnibus Plan.
2.1 “Actual Award” means as to any Performance Period, the actual (if any) award payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period.
2.2 “Affiliate” has the meaning set forth in Section 2(a) of the Omnibus Plan.
2.3 “Base Salary” means as to any Performance Period, 100% of the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.
2.4 “Board” has the meaning set forth in Section 2(d) of the Omnibus Plan.
2.5 “Code” has the meaning set forth in Section 2(e) of the Omnibus Plan.
2.6 “Committee” has the meaning set forth in Section 2(f) of the Omnibus Plan.
2.7 “Determination Date” means the date that is not later than 90 days after the beginning of each Performance Period.

2.8 “EBITDA” means as to any Performance Period, Net Income before interest, taxes, depreciation and amortization.
2.9 “Fiscal Year” means the fiscal year of the Company.
2.10 “Gross Margin” means as to any Performance Period, the difference between revenue and related costs and expenses, excluding income derived from sources other than regular activities and before income deductions.
2.11 “Intentional Misconduct” means a Participant’s deliberate engagement in any one or more of the following: (a) fraud, misappropriation, embezzlement or any other act or acts of similar gravity resulting or intended to result directly or indirectly in substantial personal enrichment to the Participant at the expense of the Company; (b) a material violation of a federal, state or local law or regulation applicable to the Company’s business that has a significant negative effect on the Company’s financial results; or (c) a material breach of the Participant’s fiduciary duty owed to the Company that has a significant negative effect on the Company’s financial results, in each case as determined in good faith by the Board.
2.12 “Maximum Award” means as to any Participant for any Performance Period, $1,500,000. The Maximum Award is the maximum amount of cash which may be paid to a Participant for any Performance Period.
2.13 “Maximum Share Award” mean as to any Participant for any Performance Period, 15,000,000 shares of common stock of the Company. The Maximum Share Award is the maximum amount of shares of common stock of the Company which may be paid to a Participant for any Performance Period.
2.14 “Net Income” means as to any Performance Period, the income after taxes for the Performance Period, determined in accordance with generally accepted accounting principles.
2.15 “New Orders” means as to any Performance Period, the firm orders for a system, product, part, or service that are being recorded for the first time.
2.16 “Participant” means as to any Performance Period, an officer or other member of senior management of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.
2.17 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.18 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue for the Company or any of its business units, (b) Gross Margin for the Company or any of its business units, (c) EBITDA, (d) New Orders for any of the Company’s business units, (e) Product Cost Reduction for any of the Company’s business units, (f) New

Equity Financing, (g) New Government Contracts and (h) Channel Development. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms, including, but not limited to, the passage of time and/or against other companies or financial metrics, (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against particular segments or products of the Company and/or (v) on a pre-tax or after-tax basis. In accordance with Section 2(w) of the Omnibus Plan, prior to the Determination Date, the Committee shall determine whether any element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles.
2.19 “Performance Period” means any Fiscal Year or such other period longer than a Fiscal Year but not in excess of two Fiscal Years, as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods at any one time.
2.20 “Permanent Disability” has the meaning set forth in Section 2(x) of the Omnibus Plan.
2.21 “Revenue” means net sales for the Performance Period, determined in accordance with generally accepted accounting principles.
2.22 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.23 “Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.24 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers and other members of senior management of the Company who shall be Participants for the Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an individual who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.
3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award or Maximum Share Award, as applicable.
3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Actual Awards are not earned until the date on which the Actual Award is paid. Notwithstanding any contrary provision of the Plan, (a) if a Participant terminates employment with the Company, prior to the determination of the Actual Award being certified by the Committee, for a reason other than Permanent Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Performance Period, and (b) the Board, in its sole discretion, may require a Participant to forfeit, return or reimburse the Company all or a portion of his or her Actual Award in accordance with Section 4.5 below.
SECTION 4
PAYMENT OF AWARDS
4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment. Subject to Section 6.7, payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than the fifteen (15th) day of the third (3rd) month after the end of the Fiscal Year in which such Performance Period ended. In addition, subject to Section 6.7, if the relevant Performance Period exceeds one Fiscal Year, the payment of each Actual Award for such Performance Period shall be made within the time period set forth in the prior sentence, but in all events after the end of the Performance Period but on or before December 31 of the calendar year in which the Performance Period ends.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum up to the Maximum Award. However, the Committee, in its sole discretion, may declare any Actual Award, in whole or in part, payable in restricted stock granted under the Omnibus Plan up to the Maximum Share Award. The number of shares granted shall be determined by dividing the cash amount foregone by the fair market value of a share on the date that the cash payment otherwise would have been made. For this purpose, “fair market value” shall mean the closing price of the Company’s common stock on the principal trading market for such stock for the day in question. Any restricted stock so awarded shall vest over a period of not more than four years, subject to acceleration in certain circumstances as determined by the Committee in its sole discretion.
4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a prior Performance Period, the Actual Award shall be paid to his or her estate.
4.5 Clawback of Actual Awards. The Board, in its sole discretion, may require a Participant, who is or was a Section 16 Officer during the applicable Performance Period, to forfeit, return or reimburse the Company all or a portion of his or her Actual Award if necessary or appropriate under Section 304 of the Sarbanes-Oxley Act of 2002, as amended from time to time (and rules or regulations promulgated thereunder). In addition to the foregoing, Actual Awards shall be subject to any clawback policy of the Company, as adopted by the Company in accordance with the Dodd-Frank Act of 2010, as amended from time to time (and rules or regulations promulgated thereunder).
SECTION 5
ADMINISTRATION
5.1 Committee Authority. The Plan shall be administered by the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which officers or other members of senior management shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by officers and other members of senior management who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.2 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment that the Company, in its sole discretion, deems necessary or advisable, including any federal, FICA, state, and local taxes.

SECTION 6
GENERAL PROVISIONS
6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, to comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.
6.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, but which shall comply with Section 409A.

6.8 Conflict in Terms. To the extent that any of the terms set forth in this Plan conflict with the terms of any employment agreement between the Participant and the Company, the terms of the employment agreement shall control the interpretation of this Plan.
6.9 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.
SECTION 7
AMENDMENT AND TERMINATION
7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.